UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 28, 2012

CORMEDIX INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-34673	20-5894890
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

745 Rt. 202-206, Suite 303, Bridgewater, NJ		08807
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (908) 517-9500

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07. Submission of Matters to a Vote of Security Holders.

CorMedix Inc.’s (the “Company”) Annual Meeting of Stockholders (the “Annual Meeting”) was held at the Company’s office, at 745 Rt. 202-206, Suite 303, Bridgewater, New Jersey 08807, on Friday, November 30, 2012. At the Annual Meeting, the following matters were submitted to a vote of stockholders:

• the election of five (5) Directors to serve until the 2013 Annual Meeting of Stockholders, or until their respective successors shall have been duly elected and qualified;

• the amendment to the Company’s Amended and Restated Certificate of Incorporation to increase the number of shares of common stock par value $0.001 per share (the “Common Stock”) the Company is authorized to issue from 40,000,000 shares to 80,000,000 shares;

• the amendment to the Company’s Amended and Restated Certificate of Incorporation to create 2,000,000 authorized shares of “blank check” preferred stock to be designated in such series or class as the Board of Directors (the “Board”) shall determine; and

• the ratification of the appointment of CohnReznick LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2012.

At the close of business on October 8, 2012, the record date for the determination of stockholders entitled to vote at the Annual Meeting, there were 11,408,274 shares of the Company’s Common Stock, outstanding and entitled to vote at the Annual Meeting. The holders of 9,624,521 shares of the Company’s Common Stock were represented in person or by proxy at the Annual Meeting, constituting a quorum.

At the Annual Meeting, all of the Directors were elected and all other proposals submitted to stockholders were approved.

Proposal 1. Election of Directors

The vote with respect to the election of the Class I directors was as follows:

	FOR	WITHHELD	BROKER NON-VOTES
Richard M. Cohen	5,620,376	513,544	3,490,601
Gary A. Gelbfish, M.D.	6,122,584	11,336	3,490,601
Matthew P. Duffy	6,122,284	11,636	3,490,601
Steven W. Lefkowitz	6,106,770	27,150	3,490,601
Antony E. Pfaffle, M.D.	6,127,070	6,850	3,490,601

Proposal 2. Amendment to the Company’s Amended and Restated Certificate of Incorporation to Increase the Number of Shares of Common Stock the Company is Authorized to Issue from 40,000,000 Shares to 80,000,000 Shares

The vote with respect to the amendment to the Company’s Amended and Restated Certificate of Incorporation to increase the number of shares of Common Stock the Company is authorized to issue from 40,000,000 shares to 80,000,000 shares was as follows:

FOR	AGAINST	ABSTAIN	BROKER NON-VOTES
9,483,754	99,583	41,184	--

Proposal 3. Amendment to the Company’s Amended and Restated Certificate of Incorporation to Create 2,000,000 Authorized Shares of “Blank Check” Preferred Stock to be Designated in Such Series or Class as the Board Shall Determine

The vote with respect to the amendment to the Company’s Amended and Restated Certificate of Incorporation to create 2,000,000 authorized shares of “blank check” preferred stock to be designated in such series or class as the Board shall determine was as follows:

FOR	AGAINST	ABSTAIN	BROKER NON-VOTES
5,811,174	286,794	35,952	3,490,601

Proposal 4. Ratification of Selection of Independent Registered Public Accounting Firm

The vote with respect to the ratification of the appointment of CohnReznick LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2012 was as follows:

FOR	AGAINST	ABSTAIN	BROKER NON-VOTES
9,568,814	12,524	43,183	--

Item 8.01. Other Events.

Following the Annual Meeting, the Board appointed Matthew P. Duffy as a member of the Nominating and Governance Committee of the Board and as a member of the Compensation Committee of the Board.

As previously disclosed, in February 2007, Geistlich Söhne AG für Chemische Industrie, Switzerland ("Geistlich") brought an action against the Sodemann patent covering the Company’s Neutrolin® product candidate which is owned by ND Partners, LLC and licensed to the Company pursuant to the License and Assignment Agreement between ND Partners LLC and CorMedix Inc. on January 30, 2008. The action that was brought against the Sodemann patent in Germany at the Board of the European Patent Office opposition division was for lack of inventiveness in the use of citric acid and a pH value in the range of 4.5 to 6.5 with having the aim to provide an alternative lock solution through having improved anticoagulant characteristics compared to the lock solutions described in the Lehner patent.   The Board of the European Patent Office opposition division rejected the opposition by Geistlich. On August 27, 2008, Geistlich appealed the court's ruling, alleging the same arguments as presented during the opposition proceedings. The Company filed a response to the appeal of Geistlich on March 25, 2009 where the Company requested a dismissal of the appeal and to maintain the patent as granted. On October 10, 2012, the Company became aware that the Board of Appeals of the European Patent Office issued, on September 4, 2012, a summons for oral proceedings, which was scheduled to be held on November 28, 2012. On November 28, 2012, the Board of Appeals of the European Patent Office held oral proceedings and verbally upheld the Sodemann patent covering the Company’s Neutrolin product candidate, but remanded the proceeding to the lower court to consider restricting certain of the Sodemann’s patent’s claims. The Company believes it will receive the Appeals’ Board final written decision sometime in the first quarter of 2013. The Company intends to continue to vigorously defend the patent. The Company can provide no assurances regarding the outcome of this matter.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CORMEDIX INC.

Dated: December 3, 2012

By: /s/ Richard M. Cohen_________

Name: Richard M. Cohen
Title: Interim Chief Executive Officer and Interim Chief Financial Officer